Exhibit 99.1

FOR IMMEDIATE PUBLICATION

Vistra Appoints Kris Moldovan as Chief Financial Officer

IRVING, Texas — July 21, 2022 — Vistra (NYSE: VST) today announced that its board of directors has appointed company veteran Kris Moldovan as its next chief financial officer, effective Aug. 1. Moldovan assumes the CFO role from Jim Burke, who, as previously announced, will transition to chief executive officer on Aug. 1. Moldovan’s appointment marks the completion of Vistra’s search process.

“With a unique combination of deep industry expertise, company knowledge, and financial acumen, Kris is the right leader to be our next CFO,” said Burke, Vistra’s president and incoming CEO. “For more than a decade, Kris has been instrumental to our finance team and has played a key role in the design and execution of our capital allocation strategy, having managed several critical transactions, including our green perpetual preferred equity offering. Importantly, Kris is a thoughtful and well-respected leader with a consistent track record of strong performance and positive engagement with key external stakeholders. The board and I are excited to partner with Kris and look forward to his continued contributions to Vistra.”

In his new role, Moldovan will continue to report to Burke and will assume broad responsibility for the company’s accounting, risk, internal audit, treasury, tax, planning, investor activities, and other various functions.

“It is an exciting time to be a part of Vistra and I am humbled to be named CFO. In all the years I’ve been with the company, I don’t believe it has ever been better positioned for success than it is now,” said Moldovan. “I am looking forward to working with Jim, the board, the finance team, and the rest of the Vistra organization to execute on our strategic imperatives, including Vistra’s clean energy transformation, and create value for all our stakeholders.”

Moldovan, 50, has been with Vistra and its predecessor companies since 2006 and, for the past five years, has served as senior vice president and treasurer, where he is responsible for all treasury-related activities, including financing activities and assuring availability of liquidity and cash resources, among other responsibilities. From 2010 to 2017, he was the company’s assistant treasurer. Moldovan originally joined the company as senior counsel, where much of his work focused on finance and mergers and acquisitions. Prior to joining the company, he was an attorney for Gibson, Dunn & Crutcher, LLP in Dallas and for Wildman, Harrold, Allen & Dixon in Chicago, where he gained extensive experience in M&A, finance, and general corporate advisory.

Moldovan holds a bachelor’s degree in engineering from the University of Illinois, a juris doctor from Duke University School of Law, and a graduate finance certificate from Southern Methodist University Cox School of Business.

Vistra Press Release

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Analysts

Meagan Horn

214-812-0046

Investor@vistracorp.com

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company based in Irving, Texas, providing essential resources for customers, commerce, and communities. Vistra combines an innovative, customer-centric approach to retail with safe, reliable, diverse, and efficient power generation. The company brings its products and services to market in 20 states and the District of Columbia, including six of the seven competitive wholesale markets in the U.S. Serving approximately 4 million residential, commercial, and industrial retail customers with electricity and natural gas, Vistra is one of the largest competitive electricity providers in the country and offers over 50 renewable energy plans. The company is also the largest competitive power generator in the U.S. with a capacity of approximately 39,000 megawatts powered by a diverse portfolio, including natural gas, nuclear, solar, and battery energy storage facilities. In addition, Vistra is a large purchaser of wind power. The company owns and operates the 400-MW/1,600-MWh battery energy storage system in Moss Landing, California, the largest of its kind in the world. Vistra is guided by four core principles: we do business the right way, we work as a team, we compete to win, and we care about our stakeholders, including our customers, our communities where we work and live, our employees, and our investors. Learn more about our environmental, social, and governance efforts and read the company’s sustainability report at https://www.vistracorp.com/sustainability/.